Exhibit 99.1

NEWS RELEASE

BIOFUEL PLANTS HIT PROVISIONAL ACCEPTANCE

DENVER, September 16, 2008 — BIOFUEL ENERGY CORP. (Nasdaq: BIOF) announced today that both of its 115 million gallons a year ethanol plants had met Provisional Acceptance, the first step in their final commissioning.  The plants began production in June and have been undergoing performance testing since then.  Provisional Acceptance is the first of three tests required under the Company’s turn-key construction contracts with TIC (The Industrial Company).  To pass, the plants had to operate at or above design capacity for seven days while meeting specified quality, efficiency and environmental standards.   With Provisional Acceptance, operational control of the plants passed to the Company from TIC.  A punch list of required repairs has been agreed upon with TIC and is being addressed.  Full completion of the facilities along with final testing required under the construction contracts should occur within sixty to ninety days.

Daniel J. Simon, the Company’s Executive Vice President and Chief Operating Officer, has had direct responsibility for overseeing the plants’ construction from inception.  Commenting on the announcement, he said, “We are very pleased to have reached this stage of the construction process and to finally be in control of our plants.  TIC, Delta T and our operations staff have all made an exceptional effort to design and build the best possible ethanol production facilities.  As soon as construction is complete, we will begin looking for ways to enhance our plants’ efficiency so that we develop and maintain a competitive advantage in what obviously remains a challenging environment for the industry.  While a good number of start-up issues remain, we are confident we can achieve reliable production at full capacity before year-end.”

BioFuel’s production facilities are located in Wood River, Nebraska and Fairmont, Minnesota.   The plants were constructed next to existing Cargill, Inc. grain elevators and adjacent to Union Pacific’s main rail lines. When operating at nameplate capacity, the Company’s plants are expected to be able to produce 230 million gallons of fuel grade ethanol and up to 720,000 tons of dried distillers’ grain annually.  A portion of distillers’ grain may be sold as wet distillers’ grain based on market conditions.  BioFuel has long-term contracts with Cargill to handle corn procurement and the sale of ethanol and distillers’ grain for its plants.

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com